Registration No. 333- [●]

As filed with the Securities and Exchange Commission on November 1, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCH COAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	43-0921172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One CityPlace Drive, Ste. 300
St. Louis, Missouri	63141
(Address of principal executive offices)	(Zip Code)

ARCH COAL, INC. 2016 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Robert G. Jones

Senior Vice President—Law, General Counsel and Secretary

Arch Coal, Inc.

One CityPlace Drive, Ste. 300

St. Louis, Missouri 63141

(Name and address of agent for service)

(314) 994-2700

(Telephone number, including area code, of agent for service)

With a copy to:

Michael Kaplan

Davis Polk & Wardwell LLP
450 Lexington Avenue

New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Class A Common Stock, par value $0.01 per share, to be issued under the Arch Coal, Inc. 2016 Omnibus Incentive Plan	2,990,540	$73.02	$218,369,230.80	$25,308.99
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of Arch Coal, Inc. (the “Company” or the “Registrant”) (i) issuable pursuant to the Arch Coal, Inc. 2016 Omnibus Incentive Plan (the “Plan”); (ii) to be issued in the future under the Plan and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Class A Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Class A Common Stock on the New York Stock Exchange on October 31, 2016.

(3)	Rounded to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2016.

(c)	The description of the Company’s share capital which is contained in the Company’s Registration Statement on Form 8-A (Registration No. 001-13105), dated October 4, 2016, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Robert G. Jones, Senior Vice President—Law, General Counsel and Secretary of Arch Coal, Inc., has rendered an opinion as to the validity of the shares of Class A Common Stock being registered hereby. Mr. Jones is paid a salary by us and is a participant in various employee benefit plans offered to our employees generally.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation provides that no director will be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the Company or to the Company’s stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

The Bylaws provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other entity at the Company’s request as a director, officer, employee, agent or fiduciary. The right to indemnification conferred pursuant to the indemnification provisions of the Bylaws shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. Amending the indemnification provisions will not reduce the Company’s indemnification obligations relating to actions taken before an amendment. The Registrant carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Each indemnification agreement is substantially in the form included as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 7, 2016. The description of the indemnification agreements is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is incorporated by reference herein.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number
4.1	Amended and Restated Certificate of Incorporation of Arch Coal, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s registration statement on Form 8-A filed on October 4, 2016)
4.2	Bylaws of Arch Coal, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on Form 8-A filed on October 4, 2016).
5.1	Opinion of counsel (filed herewith).
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith).
23.2	Consent of counsel (included in the opinion filed as Exhibit 5.1 hereto).
24	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Arch Coal, Inc. 2016 Omnibus Incentive Plan

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 1st day of November, 2016.

ARCH COAL, INC.

By:	/s/ John W. Eaves
	Name:	John W. Eaves
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person, whose signature appears below, constitutes and appoints John W. Eaves, John T. Drexler and Robert G. Jones, or any of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof.  This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date
/s/ John W. Eaves John W. Eaves	Chief Executive Officer, Director (Principal Executive Officer)	November 1, 2016
/s/ John T. Drexler John T. Drexler	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 1, 2016
/s/ John W. Lorson John W. Lorson	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 1, 2016
/s/ James N. Chapman James N. Chapman	Chairman of the Board of Directors	November 1, 2016
/s/ Patrick J. Bartels, Jr. Patrick J. Bartels, Jr	Director	November 1, 2016
/s/ Sherman K. Edmiston III Sherman K. Edmiston III	Director	November 1, 2016
/s/ Richard A. Navarre Richard A. Navarre	Director	November 1, 2016
/s/ Patrick A. Kriegshauser Patrick A. Kriegshauser	Director	November 1, 2016
/s/ Scott D. Vogel Scott D. Vogel	Director	November 1, 2016

EXHIBIT INDEX

Exhibit Number
4.1	Amended and Restated Certificate of Incorporation of Arch Coal, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s registration statement on Form 8-A filed on October 4, 2016)
4.2	Bylaws of Arch Coal, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on Form 8-A filed on October 4, 2016).
5.1	Opinion of counsel (filed herewith).
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith).
23.2	Consent of counsel (included in the opinion filed as Exhibit 5.1 hereto).
24	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Arch Coal, Inc. 2016 Omnibus Incentive Plan